Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	Chief Operating Officer and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD ACQUIRES MARRIOTT CRYSTAL GATEWAY
IN WASHINGTON D.C. AREA
Acquisition Highlights:
à	Acquired for $100 million with a reimbursement to seller for $7 million of recently spent CapEx

à	TTM NOI cap rate of 9.0% and EBITDA yield of 11.4% based upon $107 million of consideration

à	Continues Ashford’s expansion into major markets with prominent Washington, D.C. hotel

à	Will invest additional CapEx of $13 million over next 12 months for rooms renovation

à	Seller takes $46.5 million at $11.20 per unit in operating partnership units as part of the total consideration

à	Ashford’s direct hotel portfolio to increase to 73 assets totaling 12,963 rooms
DALLAS — (May 18, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) announced it has signed a definitive agreement to acquire the 697-room Marriott Crystal Gateway in Arlington, Virginia, for total consideration of $107.0 million ($153,515 per key) from EADS, a partnership headed by Robert H. Smith and Arthur A. Birney. The seller was represented by Molinaro Koger. Marriott Crystal Gateway is managed by Marriott International under a long-term management agreement. The acquisition is expected to close within 30 days.
The purchase price is comprised of the assumption of a $53.5 million loan with a fixed interest rate of 7.24% and maturity date of 2017, the reimbursement of capital expenditures costs of approximately $7.0 million, and the issuance of approximately $46.5 million in Class B Operating Partnership units. The Class B Operating Partnership units are priced at $11.20 per unit, will have a fixed dividend of 6.63% in years 1-3 and 7.0% thereafter based upon the $11.20 per unit price, and will have priority over common dividends. After 10 years, either party may convert the units to common units. On a trailing 12-month basis, the purchase price represents a cap rate of 9% on net operating income and an 8.8x EBITDA multiple.
Marriott Crystal Gateway has 697 rooms, 33,355 square feet of meeting space and 2 food and beverage facilities. Opening in 1982 with the 453-room Capital Tower and subsequently adding the 244-room Arlington Tower in 1986, the hotel completed a $9.5 million renovation in 2002 and renovated the lobby and food and beverage areas in 2005. Ashford expects to invest $13 million during the first year of ownership on additional capital improvements to complete a full guestroom renovation. The Marriott Crystal Gateway is one of two hotels that directly connect to the Metro, DC’s rapid transit rail system. The hotel is located within Crystal City, a premier office, residential and retail market, and minutes away from Reagan National Airport.
-MORE-

AHT to Acquire Marriott Crystal Gateway in Arlington, Virginia

May 18, 2006
Monty Bennett, President and CEO of Ashford Hospitality Trust, said, “The Marriott Crystal Gateway acquisition is another example of our ability to acquire off-market hotels at accretive yields utilizing favorable structures. With an operating partnership structure, we were able to make good use of Ashford’s currency at a price premium to the last offering, and at a stated payment that is less than the current dividend payment. This per-key price for an upper-upscale hotel in such a high demand location with strong barriers to entry represents a value well below today’s replacement cost. We expect this hotel to benefit from increased demand in the DC hotel market, aggressive yield and asset management, and further RevPAR penetration resulting from the recent and future capital expenditures. We look forward to adding this hotel to our growing portfolio of luxury, upper-upscale, and upscale hotels.”
* * * * *
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the renovation will be completed in the next 12 months, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
-END-